Exhibit 3.28

OPERATING AGREEMENT
OF
SUPREME PROTEIN, LLC

Delaware Limited Liability Company

This Operating Agreement (this “Operating Agreement”) of Supreme Protein, LLC (the “Company”), a Delaware limited liability company, dated as of March 8, 2012, is executed by the sole Member of the Company (as defined below).

ARTICLE 1

DEFINITIONS

“Act” means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly controlling, controlled by or under control with such Person; (ii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person; (iii) any officer, director, manager, trustee or general partner of such Person; or (iv) any Person who is an officer, director, trustee, general partner or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

“Capital Contribution” means the capital contributed by the Member to the Company.

“Certificate of Formation” means the Certificate of Formation, as amended from time to time, filed for the Company in accordance with the Act.

“Code” means the Internal Revenue Code of 1986, as amended and any successor statute.

“Company” has the meaning set forth in the preamble.

“Company Property” or “Property” means the properties, assets and rights of any type owned by the Company, including accounts receivable and goodwill.

“Dymatize” means Dymatize Enterprises, LLC, a Delaware limited liability company.

“Entity” means any domestic or foreign corporation, partnership (whether general or limited), joint venture, limited liability company, business trust or association, trust, estate, unincorporated association or organization, government (or political subdivision, department or agency thereof), cooperative or other entity, whether acting in an individual or representative capacity.

“Indemnified Person” has the meaning set forth in Section 5.l(a).

“Indemnified Persons” has the meaning set forth in Section 5.1(a).

“Manager” has the meaning set forth in Section 4.5.

“Member” means Dymatize.

“Membership Interest” or “Interest” means the Units or other interest of the Member in the Company and the associated rights and obligations under this Operating Agreement and the Act.

“Person” means any natural person, whether acting in an individual or representative capacity, or any Entity.

“Treasury Regulations,” “Treas. Reg.’’ or “Reg.’’ means the temporary, proposed and final income tax regulations promulgated under the Code as amended from time to time (including corresponding provisions of successor regulations).

“Units” represent the initial Interest authorized by the Company and issued to Dymatize.

ARTICLE 2

ORGANIZATION

2.1    Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act upon the filing of the Certificate of Formation for the Company with the Delaware Secretary of State. The rights and obligations of the Member shall be as set forth in the Act except as the Certificate of Formation or this Operating Agreement expressly provide otherwise. In the event of a conflict between the terms of this Operating Agreement and the terms of the Certificate of Formation the terms of the Certificate of Formation shall prevail.

2.2    Name. The name of the Company is “Supreme Protein, LLC.” All Company business shall be conducted in that name or such other name as the Manager may select from time to time and which is in compliance with all applicable laws.

2.3    Registered Office and Registered Agent and Principal Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office as the Manager may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Manager may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Manager may designate from time to time, and the Company shall maintain records there as required by the Act (and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware).

2.4    Purposes and Powers. The purpose and business of the Company shall be to engage in any lawful business activity that may be conducted by a limited liability company under the laws of Delaware and to engage in any and all activities related or incidental thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Operating Agreement, together with any powers incidental thereto.

2.5    Foreign Qualifications. The Company shall qualify to engage in business in the State of Delaware and in such other jurisdictions in which it is required by the nature of its business or otherwise to qualify in order to comply with the laws of such jurisdictions or in which the Manager may determine it advisable to cause the Company to be so qualified.

2.6    Term. The Company commenced its existence on the date of filing of its Certificate of Formation with the Delaware Secretary of State and shall continue in existence until such time as may be determined in accordance with the terms of this Operating Agreement.

2.7    Tax Status. The Company’s separate identity shall be disregarded for tax purposes pursuant to the Treasury Regulations issued under Section 7701 of the Code and any comparable or analogous provisions under state and local tax laws.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1    Capital Contributions. The Member shall contribute to the capital of the Company in such amounts and at such times as the Member may deem appropriate in its sole discretion.

3.2    Loans by Member. The Member may, but is not obligated to, loan to the Company such sums as the Member determines to be appropriate for the conduct of the Company’s business. Any such loans shall be made at an interest rate and upon other terms and for such maturities as the Member determines are commercially reasonable.

3.3    Ownership of Units. The ownership of Units shall be recorded on the books and records of the Company, and no certificates representing Units shall be issued except to the extent and in such manner as the Manager may determine from time to time. The books and records of the Company as maintained by the Company (or by a Person appointed by the Manager) shall be conclusive as to who are the holders of Units.

3.4    Authorized Membership Interests. The Company is authorized to issue a total of 100 Units.

3.5    Capitalization. Dymatize is the owner of 100 units.

ARTICLE 4

MEMBERSIDP AND MANAGEMENT

4.1     Member. The sole Member of the Company is Dymatize.

4.2    Liability to Third Parties. By virtue of his status as the Member, the Member shall not be liable for the debts, obligations or liabilities of the Company, including, but not limited to a judgment, decree or order of a court.

4.3    Transfer of Membership Interests. The Member shall have the authority to sell, assign, exchange, or otherwise transfer its Membership Interest.

4.4    Voluntary Withdrawal. The Member may voluntarily withdraw from the Company at any time.

4.5    Management. The business and affairs of the Company shall be managed by a manager (the “Manager”) designated by the Member in its sole discretion. The Manager shall have full authority to organize and carry on the business affairs of the Company to the full extent permitted by the Act. The initial Manager shall be Dymatize.

4.6    Officers. The officers of the company shall be President, Chief Executive Officer, Secretary and Treasurer. One person may serve in multiple officer capacities. The initial officers (who shall serve until their successors are appointed by the Member) are: (i) Michael Casid as President, Chief Executive Officer and Treasurer, and (ii) Gary Wilks as Secretary.

ARTICLE 5

INDEMNIFICATION

5.1     Indemnification.

(a)    The Company will indemnify any Person who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding, other than an action by or in the right of the Company, because such Person is or was a Member (or Affiliate of Member), Manager or officer, of the Company or is or was serving at the request of the Company as a manager, venture, trust or other enterprise (individually, an “Indemnified Person” and collectively “Indemnified Persons”). The Company will indemnify an Indemnified Person against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement that actually and reasonably were incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not create of itself a presumption that the Indemnified Person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in connection with any criminal action or proceeding, a presumption that he had reasonable cause to believe that his conduct was unlawful. The Company may indemnify any Person who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed civil, criminal or administrative proceeding, other than in the right of the Company, because such person is or was an employee or agent of the Company in the same manner as it is required to indemnify an Indemnified Person pursuant to this Section 5.1(a).

(b)    The Company will indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, because he is or was an Indemnified Person. The Company will indemnify an Indemnified Person against expenses, including attorneys’ fees, that were actually and reasonably incurred by such Indemnified Person in connection with the defense or settlement of the action or suit if such Indemnified Person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that an indemnification will not be made in respect of any claim, issue or matter as to which the person is adjudged (by the court of common pleas or the court in which the action or suit was brought) to be liable for gross negligence or intentional misconduct in the performance of his duty to the Company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper. The Company may indemnify any person who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company, because such person is or was an employee or agent of the Company in the same manner as it is required to indemnify an Indemnified Person pursuant to this Section 5.l(b).

(c)    To the extent that an Indemnified Party has been successful or partially successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.l(a) or (b) or has been successful in defense of any claim, issue or matter in an action, suit or proceeding referred to in those paragraphs, he will be indemnified against expenses, including attorney’s fees, that were actually and reasonably incurred by such person in connection with the action, suit or proceeding on which such person was successful or partially successful. For the purposes of this Section 5.1(c) and without limitation, the termination of any claim, issue or matter by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(d)    The indemnification authorized by this Section 5.1 is not exclusive of and will be in addition to any other rights granted to those seeking indemnification under this Operating Agreement, any other agreement (including any indemnification agreement entered into between the Company and a Manager) a vote of the Member or disinterested Managers of the Company, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions. The indemnification will continue as to a person who has ceased to be a Member, Manager, officer, employee or agent of the Company and will inure to the benefit of such person’s heirs, executors, administrators, successors and assigns. In the event that this Article 5 is amended or modified to eliminate or reduce the indemnification available to any person hereunder, such amendment or modification shall not be effective with regard to any claim arising out of any act, fact or circumstance existing prior to the date of such amendment or modification.

(e)    The Company shall purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit or self-insurance, for or on behalf of any person who is or was a Member, Manager or officer of the Company. The insurance or similar protection purchased or maintained for those persons may be for any liability asserted against them and incurred by them in any capacity described in this Article 5 or for any liability arising out of their status as described in this Article 5, whether or not the Company would have the power to indemnify them against that liability under this Section 5.1. Insurance may be so purchased from or so maintained with a person in which the Company has a financial interest.

(f)    Subject to Section 5.l(d), the Company shall advance expenses as they are reasonably incurred, prior to the final disposition of an action, suit or proceeding, or the payment of indemnification, insurance or other protection that may be provided pursuant to Section 5.l(e) or (f); provided, however, the Company shall not advance any expenses incurred by an Indemnified Person as they are incurred until it has received an undertaking by such Indemnified Person to repay the Company if such Indemnified Person shall be determined not to be entitled to indemnification pursuant to this Section 5.1. Section 5.1(a) and (b) do not create any obligation to repay or return payments made by the Company pursuant to Section 5.l(e) or (f).

5.2    Reliance on Acts of Manager. No financial institution or any other person, firm or corporation dealing with the Manager shall be required to ascertain whether the Manager is acting in accordance with this Operating Agreement, but such financial institution or such other person, firm or corporation shall be protected in relying solely upon the deed, transfer or assurance of, and the execution of such instrument or instruments by the Manager.

ARTICLE 6

AMENDMENTS

6.1    Amendment of Operating Agreement. This Operating Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

6.2    Amendment of Certificate of Formation. The Company’s Certificate of Formation may be amended or modified from time to time only by a written instrument executed by the Member.

ARTICLE 7

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

7.1    Maintenance of Books and Records. The Company shall keep books and records of accounts at the principal office of the Company. In addition, the Company shall maintain all documents and records required to be maintained at its principal office pursuant to the terms of the Act.

7.2    Accounting Method. The Company’s fiscal year shall be a fiscal year ending December 31 or such other date as set by the Manager. The Manager shall designate the accounting method used by the Company.

7.3    Bank Accounts. All funds of the Company are to be deposited in the Company’s name in such bank accounts or investment accounts as may be designated by the Manager and shall be withdrawn on the signature of the Person or Persons as the Manager may authorize.

ARTICLE 8

DISSOLUTION, LIQUIDATION AND TERMINATION

8.1    Events of Dissolution. The Company shall be dissolved and shall commence winding up its affairs upon the first to occur of the following:

(b)	the approval of the Member;

(c)	any event which makes it unlawful or impossible to carry on the Company’s business;

(d)	the sale, disposition or abandonment of all or substantially all of the Company Property outside the regular course of business; or

(e)	the entry of a decree of judicial dissolution under the Act.

8.2    Winding Up. Upon the dissolution of the Company, the Manager shall wind up the Company’s affairs and satisfy the Company’s liabilities. The Manager shall notify all known creditors and claimants of the dissolution of the Company in accordance with the provisions of the Act.

8.3    Final Distribution. Upon liquidation of the Company, the Company Property (or the proceeds from the liquidation of the Company Property) shall be distributed as follows:

(a)	first, to creditors, including the Member, until all of the Company’s debts and liabilities are paid and discharged (or provision is made for payment thereof); and

(b)	then the remaining balance to the Member.

8.4    Certificate of Termination. On completion of the distribution of Company Property as provided herein, the Company shall be thereby terminated, and the Manager shall authorize the filing of a Certificate of Termination with the Delaware Secretary of State, cancel any other filings made pursuant to Section 2.5 hereof and take such other actions as may be necessary to terminate the Company.

ARTICLE 9

GENERAL PROVISIONS

9.1    Severability. If any provision of this Operating Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Operating Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected.

9.2    Applicable Law. The laws of the State of Delaware shall govern this Operating Agreement, excluding any conflict of laws rules.

9.3    Headings. The headings in this Operating Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

9.4    Pronouns. All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

9.5    Further Assurances. The Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and the transactions contemplated herein.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned Member has executed this Operating Agreement as of the date first set forth above.

MEMBER:

Dymatize Enterprises, LLC

By:	/s/ Michael Casid
Michael Casid, Chief Executive Officer

Date of Execution: March 8, 2012